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                                                                    Exhibit 11.1

                                  THRUSTMASTER, INC.

                           STATEMENTS REGARDING COMPUTATION
                                OF PER SHARE EARNINGS
                        (In thousands, except per share data)


                                            Years  Ended  December  31,
                                            ---------------------------
                                       1994            1995          1996
                                       ----            ----          ----
Weighted average number of
  common shares outstanding            2,112          3,647         4,182
Common stock equivalents arising
  from stock options                     713            646           465
Common stock deemed outstanding
  pursuant to SAB 4D:
  Common stock issued within one
    year of initial filing               111             --            --
  Options issued within one year of
    initial filing                        21             --            --
                                     -------        -------       -------
                                       2,957          4,293         4,647
                                     -------        -------       -------
                                     -------        -------       -------
Net income--pro forma                $ 1,138         $1,361       $ 2,259
                                     -------        -------       -------
                                     -------        -------       -------
Net income per share--pro forma      $  0.38        $  0.32       $  0.49
                                     -------        -------       -------
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